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                                                                    Exhibit 99.7


            CAMDEN PROPERTY TRUST ANNOUNCES CLOSING OF JOINT VENTURE

Houston, TEXAS (June 30, 1998) -- Camden Property Trust (NYSE: CPT) announced today the completion of the sale of 19 apartment communities containing 5,119 apartment homes for $248 million to Sierra-Nevada Multifamily Investments, LLC.

Camden is the managing member of the LLC, owning a 20% interest, and will provide property management and asset management services to the joint venture for a fee. The remaining 80% is owned by a Fortune 500 company pension fund represented by Schroder Real Estate Associates. Property financing was provided by Freddie Mac and Fannie Mae, for a total of approximately $187.0 million of new debt and the assumption of $9.9 million of existing indebtedness.

Camden's Chairman, Ric Campo said, "The transaction should allow Camden to continue to enjoy the market dominance of the Oasis brand in Las Vegas. As a result of this transaction, 13% of Camden's total portfolio will be in Las Vegas. The $236 million in net proceeds from the joint venture allows Camden to reduce its debt and provides capital for future investments."

Stephen Hansen, Senior Vice President of Schroder Real Estate Associates, commented, "This transaction is a good example of how co-investment between private institutional capital and public REITs can be mutually beneficial."

Camden Property Trust is a fully integrated real estate investment trust (REIT) engaged in the ownership, development, acquisition, marketing, management, and disposition of multifamily apartment communities. Camden Property Trust owns and operates 148 apartment communities containing 49,389 apartment homes in the Sunbelt and Midwestern markets from Florida to California. Upon completion of fourteen properties under development, the Company's portfolio will increase to 55,069 apartment homes in 162 communities.

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Camden operates, management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain credit risks and uncertainties, which are difficult to predict.

For more information, please contact Richard J. Campo or D. Keith Oden at 1-800-9Camden or 713/964-3555, or visit our web site at http://www.camdenprop.com.